Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO TO ACQUIRE NORTHROCK RESOURCES LTD.

HOUSTON, TX – July 11, 2005– Pogo Producing Company (“PPP” – NYSE) announced today that it has entered into a definitive agreement to acquire all of the stock of Northrock Resources Ltd. (“Northrock”), a wholly owned Canadian subsidiary of Unocal Corporation, for U.S. $1.8 billion in cash.

On a pro forma basis (including the impact of the recently announced sale of Pogo’s Thailand assets), the acquisition of Northrock’s oil and gas assets in Canada is expected to:

•                  increase Pogo’s total proven oil and gas reserves by 45%, from 1,437 billion cubic feet of natural gas equivalent (“Bcfe”) to 2,081 Bcfe;

•                  increase Pogo’s worldwide net leasehold acreage by about 82%, from approximately 1.73 million net acres to approximately 3.15 million net acres;

•                  immediately add over 900 identified drilling opportunities to Pogo’s inventory;

•                  complement Pogo’s reserve and production mix with Northrock’s high quality North American crude oil and natural gas assets;

•                  extend Pogo’s indicated reserves life to 9.3 years;

•                  allow Pogo to hedge the oil and gas production volumes associated with the Northrock acquisition, ensuring Pogo’s internally calculated rates of return and cash flow in order to accommodate accelerated drilling and debt reduction; and

•                  be accretive to Pogo’s earnings, cash flow, production and reserves per share in 2006 and beyond.

Under the agreement, Pogo will acquire 644 Bcfe of estimated proven reserves on approximately 300,000 net acres, plus approximately 1.1 million net acres of undeveloped leasehold. Beyond the proven reserves, Pogo believes that Northrock’s properties additionally contain over 200 Bcfe of very high quality probable reserves and more than 500 Bcfe of possible reserves. After allocating $200 million of the purchase price to Northrock’s sizeable undeveloped leasehold acreage, Pogo’s acquisition cost, if the balance of $1.6 billion were attributed solely to the estimated proven reserves, would be $2.48 per thousand cubic feet equivalent (“mcfe”).

“Pogo’s previously announced 2005 Strategic Plan included the pursuit of meaningful, high quality acquisitions,” said Paul G. Van Wagenen, Chairman and Chief Executive Officer of Pogo.  “Over the last few years, Pogo has successfully executed many smaller acquisitions of good domestic properties and reserves at attractive prices.  Northrock, however, represents Pogo’s first large acquisition since the 2001 purchase of North Central Oil Corporation.  We freely admit, Pogo is a very particular and discriminating buyer of assets.  North Central turned out to be an extraordinarily successful addition of many fine North American producing fields plus some additional leasehold acreage offering exploration potential.  Northrock has that same profile, in our opinion, but it features greater proven, producing reserves and a far larger and more prospective exploration acreage position.”

Mr. Van Wagenen also said, “Our 2005 Strategic Plan, announced in January, also contemplated the possible sale of Pogo’s international assets in Thailand as well as Hungary.  The Hungary sale has closed.  The Thailand properties, as was recently announced, are subject to a definitive agreement to sell at what we believe to be a favorable price, evidencing Pogo’s commitment to maximizing shareholder value.  The pending Thailand sale, combined with today’s announcement of the Northrock acquisition, completes a very important part of the Company’s Strategic Plan, resulting in a considerable upgrade in Pogo’s asset base and its growth opportunities for years to come.”

BENEFITS OF THE NORTHROCK TRANSACTION

Critical Mass and Scope. The acquisition provides Pogo with critical mass and scope in a new core area in western Canada.

•                  Northrock has an approximate 50% working interest in approximately 2.7 million gross acres.

•                  Northrock properties offer a large inventory of drilling prospects, including over 900 currently identified infill and step-out drilling locations. Due to a vast undeveloped acreage position, Pogo expects to simultaneously pursue numerous high-potential exploratory prospects.

•                  Northrock operates approximately 60% of its total daily production, recently averaging about 16,000 barrels of crude oil and natural gas liquids (“oil”), and 85 million cubic feet (mmcf) of natural gas per day, net of royalties.

•                  Northrock reserves are well balanced, with 45% natural gas and 55% oil.  This balanced asset mix helps Pogo continue to minimize its exposure to the price cyclicality inherent in being tied exclusively to any one energy source.

•                  Northrock’s reserves life of 10 years extends Pogo’s overall reserves life.

Significant Exploration and Development Opportunities.  Northrock’s exploitation and development activities are concentrated in Saskatchewan and Alberta with key exploration plays in Canada’s Northwest Territories, British Columbia and the Alberta Foothills.

•                  Northrock’s southern Saskatchewan area hydrocarbons are characterized by long reserves life and low decline rates. Approximately 45% of Northrock’s reserves and 40% of its total production are located in this predominantly oil-bearing region. Exploration opportunities targeting the Ordovician Red River and Devonian Winnipegosis horizons appear to be particularly promising. Further, Northrock has already defined an extensive exploration and exploitation drilling program targeting the Midale and Frobisher Alida horizons at the Bryant field area. Pogo believes that many significant upside opportunities exist in this region, where over 300 infill and step-out drilling locations have been identified.  In addition, Pogo noted that future waterflood opportunities exist in numerous Northrock oil fields in southern Saskatchewan.

•                  Approximately 37% of Northrock’s reserves and 39% of its production are located in West Central Alberta.  Pogo will be acquiring established fields with significant development potential, as well as natural gas focused exploration including Deep Basin and Foothills opportunities. Northrock’s Alberta drilling agenda for the next few years will include more than 250 locations, including dozens of deep gas Cadomin and Bluesky targets in or near the Ansell field.  Much of the development drilling will also offer additional hydrocarbon potential in the same wells at shallower horizons.  Northrock has more than 30 lower risk, infill, downspacing and extension drilling locations at the O’Chiese and Sunchild fields. Pogo noted that recent industry activity suggests there may be significant potential for a program targeting coalbed methane in this geographic region.

•                  The Northern Alberta/British Columbia/Northwest Territories regions currently contain 18% of Northrock’s reserves and 21% of Northrock’s production.  Northrock has more than 200 drilling locations and/or well recompletion opportunities identified in these areas. Extensive low risk downspacing wells have been planned for the Chinook sands at Red Rock field, multi-zone Lower Cretaceous targets at the Kaybob area, and Charlie Lake oil at the Mica area.   Based on existing seismic data, Pogo believes there are also potentially high-impact exploration prospects at the Kobes and Bilbo field areas.  Northrock has also begun evaluating coalbed methane projects in this region.  Additionally, Northrock owns a very large acreage position in the highly prospective Central Mackenzie Valley area of the Northwest Territories.

Mr. Van Wagenen also said, “Combining the fine geoscientists and engineers at Northrock with Pogo’s own oil-finders will allow us to aggressively pursue the meaningful exploration component of the Northrock acquisition.  Of particular interest to Pogo are Deep Basin natural gas in Central Alberta, frontier exploration on the sizeable

Northwest Territories acreage position, and an emerging coalbed methane play.  We look forward to tackling these high potential exploratory projects while we vigorously undertake Northrock’s large development program.  The kick-off of fourth quarter development drilling of the newly acquired Canadian properties will coincide with the resumption of active drilling of Pogo’s development projects in south Texas and the Permian Basin.  Pogo’s domestic discretionary drilling has been curtailed until now due to high drilling and service costs and the shortage of experienced and efficient crews.  Since the first of the year, in Pogo’s opinion, prices have strengthened, drilling efficiencies have improved and acceptable profit margins have been restored.  With the application of adequate capital funding in both Canada and the United States, we expect to achieve noticeable reserves and production growth beginning in early 2006.”

Ongoing Operational Synergies. Pogo expects to achieve approximately $5 million, or 25% annual pre-tax cost savings.  Such savings are expected to come largely from shared administrative areas and operating costs.

Pogo has begun a hedging program related to the Northrock acquisition.  Pogo has entered into costless collars covering most of Northrock’s current production volumes extending throughout 2006 and 2007.  Pogo has oil costless collars covering 15,000 barrels of oil per day with floors of $50 per barrel and ceilings ranging from $78 to $82 per barrel for all of 2006 and $50 per barrel by $75 to $77.50 per barrel for all of 2007.  Similarly, Pogo also has natural gas hedges covering 75 million cubic feet per day with costless collars of $6 per mcf by $13.50 to $14.00 per mcf for 2006 and $6 per mcf by $12 to $12.50 per mcf for 2007.

Pogo intends to finance the Northrock acquisition utilizing cash on hand, proceeds related to international asset sales, excess capacity under its existing revolving credit facility and opportunistic capital market transactions.  Pogo remains committed to maintaining a strong balance sheet and expects to reduce the acquisition-related debt during 2006 and 2007.

Pogo affirmed that it will continue its ongoing common stock repurchase program.  As previously announced, Pogo’s Board of Directors has authorized the repurchase of not less than $275 million nor more than $375 million of Pogo’s common stock.  Based upon recent stock prices, the stock repurchase program could represent approximately 9% to 12% of Pogo outstanding shares.  To date, Pogo has spent approximately $220 million, repurchasing about 4.8 million shares.

The Northrock transaction is subject to customary regulatory approvals. It is expected to close during the third quarter of 2005.

Investor Conference Call/Webcast Information. There will be an analyst teleconference and webcast on Monday, July 11, 2005 at 9:00 a.m. CDT (10:00 a.m. EDT) to discuss today’s announcement.  The call can be monitored through a live

broadcast via the internet at www.pogoproducing.com.   A rebroadcast will be available on that same website through August 11, 2005.

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Northrock Resources Ltd., a wholly owned subsidiary of Unocal Corporation, is a Canadian oil and gas exploration and production company with operations in British Columbia, Alberta, Saskatchewan and the Northwest Territories. Northrock owns interests in approximately 2.7 million gross acres.

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 90 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 705,000 gross leasehold acres in major oil and gas provinces in the United States and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP.”

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These and other forward-looking statements, including but not limited to any reserves projections, are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.